Exhibit 10.52

Date:	December 21, 2009

To:	Viraj Patel

From:	Peter Blackmore

Re:	Special Bonus - Revised

UTStarcom is pleased to offer you a special bonus of $250,000, less applicable withholdings for federal, state, local and other taxes.  This bonus will be paid out upon your involuntary termination without “cause” (as such term is defined in the Amended and Restated Executive Involuntary Severance Plan (the “Severance Plan) provided the following conditions are met:

•                  Appropriate and smooth transition of all responsibilities to Kenneth Luk, SVP & CFO as determined by the Company, in its sole and reasonable discretion.

This cash bonus is separate from the provisions of the Severance Plan.  This payment is intended to be subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d) and that the payment of the bonus, to the extent earned, would be paid within the short-term deferral period within the meaning of the Treasury Regulation Section 1.409A-1(b)(4).  It is the intent of the parties that the bonus comply in all respects with the Internal Revenue Code Section 409A and shall be interpreted in accordance with that intent.

Thank you for your continued commitment and contributions to UTStarcom.  If you have any questions about this special bonus, please contact Erlinda Cruz, Director, Compensation and Benefits at 510-747-0158.